PRICING SUPPLEMENT NUMBER 13                                   Filed Under Rule
(TO PROSPECTUS DATED NOVEMBER 28, 1995)                    424(b)(2) and 424(c)
CUSIP 71345L EB-0                                             File No. 33-64243
                                   $25,000,000


                                  PepsiCo, Inc.



                 6.50% CALLABLE DEBT SECURITIES DUE JANUARY 28, 2013
                            Interest Payable Monthly
                               -----------------------


     Underwriter:                         Bear, Stearns & Co. Inc.

     Initial Offering Price:              100.00%.

     Underwriter's Discount:              0%

     Currency:                            U. S. Dollars

     Date of Issue:                       January 28, 1998

     Issuance form:                       Book entry

     Scheduled Maturity Date:             January 28, 2013

     Interest Rate:                       6.50% per annum

     Day count basis:                     30/360

     Interest Accrual Date:               January  28,  1998 or the most  recent
                                          date for which   interest   has  been
                                          paid  or provided for, as the case may
                                          be. Interest  will  accrue  from each
                                          Interest Accrual Date to but excluding
                                          the next succeeding Interest Payment
                                          Date.

     Interest Payment Dates:              Monthly on  the 28th of each month,
                                          commencing  February  28, 1998, and
                                          ending on  the   Scheduled   Maturity
                                          Date or an earlier Optional Redemption
                                          Date.

     Principal Payment Date:              Scheduled Maturity Date, or an earlier
                                          Optional Redemption Date.

     Business Days:                       New York

     Calculation Agent:                   PepsiCo, Inc.

     Optional Redemption Dates:           The  6.50%  Callable  Debt  Securities
                                          Due January  28, 2013,  (the  "Notes")
                                          may be redeemed, in whole but not in
                                          part, at the option of PepsiCo, at
                                          100% of the principal amount  thereof,
                                          plus  accrued interest to the  date of
                                          such redemption, on  January  28, 1999
                                          or any subsequent Interest Payment
                                          Date prior to the Scheduled Maturity
                                          Date, upon 15 days written notice by
                                          PepsiCo to the Trustee under the
                                          Indenture dated as of December 14,
                                          1994 for the benefit of the holders of
                                          such Notes.

     Option to elect prepayment:          None

     Sinking fund:                        Not applicable

     Settlement Date:                     January 28, 1998

The Notes will be purchased by the Underwriter at 100.00% of their principal amount, and will be offered to the public at varying prices to be determined by the Underwriter based on prevailing market prices at the time of sale.

For U.S. federal income tax purposes, the Notes will be treated as Fixed Rate Debt Securities, issued without OID. This treatment is consistent with the applicable provisions of the Internal Revenue Code of 1986, as amended, and the final OID regulations, which are generally effective for debt instruments issued on or after April 4, 1994.


                             ----------------------------

                               BEAR, STEARNS & CO. INC.

                             ----------------------------
January 8, 1998